UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
 Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Key Technology, Inc.
 (Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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150 Avery Street
Walla Walla, Washington 99362
___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on February 8, 2012
___________________

To our Shareholders:

The 2012 Annual Meeting of Shareholders of Key Technology, Inc. will be held beginning at 8:00 a.m. on Wednesday, February 8, 2012 at the offices of Tonkon Torp LLP, 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, Oregon, for the following purposes:

1.	To elect two directors of the Company;
2.	To consider advisory approval of the compensation of the Company's named executive officers;
3.	To ratify the selection of the Company's independent registered public accountants for fiscal 2012; and
4.	To transact such other business as may properly come before the Annual Meeting.

Only holders of record of the Company's Common Stock at the close of business on December 2, 2011 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.  Shareholders may vote in person or by proxy.  The accompanying form of proxy is solicited by the Board of Directors of the Company.

By order of the Board of Directors,

Ronald L. Greenman
Secretary

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

Walla Walla, Washington
January 3, 2012

INTERNET AVAILABILITY OF PROXY MATERIALS
***** IMPORTANT NOTICE *****
Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders
 To be held on February 8, 2012
The Proxy Statement and Annual Report to Shareholders are available at
http://www.proxydocs.com/ktec

i

150 Avery Street
Walla Walla, Washington 99362
___________________

PROXY STATEMENT

2012 Annual Meeting of Shareholders

___________________

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:           Why am I receiving these proxy materials?

Our Board of Directors is providing these proxy materials to you in order to solicit your proxy (i.e., your permission) to vote your shares of Key Technology, Inc. common stock upon certain matters at the 2012 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, February 8, 2012 at 8:00 a.m., Pacific Time.

We will refer to Key Technology, Inc. throughout as "we," "us," the "Company" or "Key."

Q:	When did Key send the proxy solicitation materials?

The proxy solicitation materials were first sent on or about January 3, 2012 to all shareholders entitled to vote at the Annual Meeting.

Q:	Where is the Annual Meeting?

The Annual Meeting will be held at the offices of Tonkon Torp LLP, 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, Oregon.

Q:	Can I attend the Annual Meeting?

Yes.  You are invited to attend the Annual Meeting if you were a shareholder of record as of the close of business on December 2, 2011.

Q:	What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, shareholders will be asked to vote on:

Item 1. The election of two directors to hold office until the 2015 annual meeting of shareholders or until their respective successors have been duly elected and qualified;

Item 2. An advisory (non-binding) resolution considering approval of the compensation of our named executive officers;

Item 3. The ratification of the selection of Grant Thornton LLP as our independent registered public accountants for fiscal 2012; and

Item 4. Such other business as may properly come before the Annual Meeting.

Q:	What do I need to do now?

First, carefully read this document in its entirety.  Then, vote your shares by following the instructions from your broker if your shares are held in "street name," or by one of the following methods:

•	Mark, sign, date and return your proxy card in the enclosed envelope as soon as possible; or

•
Attend the shareholder meeting and submit a properly executed proxy or ballot.  If a broker holds your shares in "street name," you will need to get a legal proxy from your broker to vote in person at the meeting.

VOTING AT THE ANNUAL MEETING

Q:	Who is entitled to vote at the Annual Meeting and how many votes do they have?

You may vote if you were a holder of record of our common stock (the "Common Stock") as of the close of business on December 2, 2011 (the "Record Date").  Each share of Common Stock is entitled to one vote.

As of the Record Date, there were 5,349,577 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

The presence of the holders of a majority of the shares of our Common Stock entitled to vote at the Annual Meeting, or the holders of 2,674,789 shares, is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Such shareholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present at the Annual Meeting, but will not be counted for or against any proposal.

Q:	What is a broker non-vote?

For shares held through a broker or other nominee that is a New York Stock Exchange ("NYSE") member organization, if a matter to be voted on is considered routine, the broker has discretion to vote the shares.  If the matter to be voted on is determined to be non-routine, the broker may not vote the shares without specific instructions from the shareholder.  A broker non-vote occurs when a broker or other nominee holding shares does not vote on a particular proposal because the nominee has not received instructions from the shareholder and does not have discretionary voting power with respect to that item.  Broker non-votes will not be counted for or against any proposal.

If a broker or other nominee holds your shares in its name, the broker is permitted to vote your shares on the ratification of the selection of Grant Thornton LLP as our independent registered public accountants even if the broker does not receive voting instructions from you.

Q:	Can I vote my shares in person at the Annual Meeting?

Yes.  Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting, even if previously voted by another method.

It is important that your shares be represented at the Annual Meeting.  Therefore, even if you plan to attend in person, we recommend that you submit your proxy as described below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

You may direct how your shares are voted without attending the Annual Meeting whether you are the shareholder of record or whether your shares are held by a broker or other nominee on your behalf.

Shareholders of Record – If a proxy card in the accompanying form is properly signed, dated and returned prior to the voting at the Annual Meeting, the shares represented will be voted as instructed on the proxy card.

Shares Held by a Broker or Other Nominee on Your Behalf – You may vote by submitting voting instructions to your broker, trustee or nominee; please refer to the voting instructions provided to you by your broker, trustee or nominee.

Q:           How will my shares be voted, as a shareholder of record, if I submit a proxy and do not make specific choices?

As a shareholder of record, if you submit a properly signed and dated proxy card but do not provide voting instructions, your shares will be voted “FOR” the election of both nominees to the Board of Directors; “FOR” the proposal regarding the compensation of our named executive officers, and "FOR" the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for fiscal 2012.

Q:	What if I abstain from voting?

If your shares are represented at the annual meeting, in person or by proxy, but you abstain from voting on a matter, or include instructions in your proxy to abstain from voting on a matter, your shares will be counted for the purpose of determining if a quorum is present, but will not be counted as either an affirmative vote or a negative vote with respect to that matter.  With respect to the three items scheduled to be voted on at the meeting, abstentions will have no effect on the outcome of the vote on those proposals, assuming a quorum is present.

Q:	What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named as proxies will use their discretionary authority to vote on such matters in accordance with their best judgment.  We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

Yes.  Any proxy may be revoked by a shareholder prior to its exercise by (1) filing with the Secretary of the Company, prior to your shares being voted at the Annual Meeting, a written notice of revocation or another duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).  Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting and should be hand delivered or sent to 150 Avery Street, Walla Walla, Washington 99362.

Q:	Who is soliciting votes and will bear the cost of soliciting votes for the Annual Meeting?

The Board of Directors is soliciting votes, and the Company will bear all costs of soliciting proxies.  We have retained American Stock Transfer & Trust Company to act as registrar and transfer agent, in return for which we pay a monthly fee of $1,050.  Its services also include the solicitation of voted proxies from brokers, nominees, institutions and individuals.  In addition to solicitation by mail, proxies may be solicited personally, without additional compensation, by our officers and employees or by telephone, facsimile, electronic transmission or express mail.  We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals.

Q:	Will a list of shareholders entitled to vote at the Annual Meeting be available?

Yes.  In accordance with Oregon law, a list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and at our principal executive offices during regular business hours beginning on January 5, 2012 and continuing through the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and will disclose final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days following the Annual Meeting.

ADDITIONAL INFORMATION

Q:	How may I obtain a separate copy of the proxy materials?

We have adopted a practice called "householding" for mailing this proxy statement in an effort to reduce printing and postage costs.  Under this practice, shareholders who share the same address will receive only one copy of our proxy materials and annual report, unless we receive contrary instructions from any shareholder at that address.  If you prefer to receive your own copy of our proxy materials and annual report, please contact American Stock Transfer & Trust Company at 800-937-5449.  You may also contact the Company or AST if you received multiple copies of the proxy materials and annual report and would prefer to receive a single copy in the future.

Q:	Can I access Key's proxy materials and Annual Report on Form 10-K on the Internet?

Yes.  You can access this proxy statement and the 2011 Annual Report on our website at www.key.net.  You may also obtain a copy of our proxy materials and 2011 Annual Report without charge upon request to:  Investor Relations, Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362.

In addition, pursuant to rules promulgated by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.  The Proxy Statement and Annual Report to Shareholders are available at http://www.proxydocs.com/ktec.  In accordance with SEC rules, the materials on the site are searchable, readable and printable and the site does not have "cookies" or other tracking devices which identify visitors.

Q:	What is the deadline for receipt of shareholder proposals for the 2013 Annual Meeting of Shareholders?

Shareholders are entitled to present proposals for action and director nominations at the 2013 Annual Meeting of Shareholders only if they comply with the applicable requirements of the proxy rules established by the Securities and Exchange Commission and the applicable provisions of our bylaws.  Shareholders must ensure that such proposals and nominations are received no later than September 5, 2012 by the Secretary of the Company at our principal executive offices, 150 Avery Street, Walla Walla, Washington 99362.

Any business intended to be presented by a shareholder at the 2013 Annual Meeting, but not included in the proxy materials, must comply with Key's bylaws.  Under our bylaws, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on September 5, 2012.  The notice must set forth as to each matter that the shareholder proposes to bring before the meeting (i) a brief description of the matter, (ii) the proposing shareholder's name and record address, (iii) the class or series and number of Key's shares that the shareholder beneficially owns, (iv) a description of all agreements, arrangements or understandings between the shareholder and any other person(s) (including their names and addresses) in connection with the proposal of such matter and any material interest of the shareholder in such matter, and (v) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting.  If the written notice relates to a shareholder nomination of any person to stand for election to the Board of

Directors, please see page 7 of this Proxy Statement for additional information required to be included in the shareholder's written notice.

Q:           How can I communicate with the Board of Directors?

Any shareholder or other interested party desiring to communicate with one or more directors, or a particular committee of the Board of Directors, may do so by addressing their written correspondence to Key Technology, Inc., Board of Directors, c/o Secretary, at our principal executive offices, 150 Avery Street, Walla Walla, Washington 99362.  The Secretary of the Company will promptly forward all such communications to the specified addressees, as appropriate.

Q:           Who will count the vote?

The Secretary of the Company or his designee will act as Inspector of Election at the Annual Meeting and count the vote.

Q:           Where can I obtain more information?

If you have questions about the Annual Meeting or about submitting your proxy, you may contact:

Investor Relations
Key Technology, Inc.
150 Avery Street
Walla Walla, Washington 99362
(509) 394-3362
investorinfo@key.net

Requests for copies of the proxy materials and 2011 Annual Report on Form 10-K should be sent to the Investor Relations address above.  Notices of shareholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors and any other communications should be sent to the address above to the attention of the Secretary of the Company.

INFORMATION ABOUT KEY'S BOARD OF DIRECTORS

Q:           Who is on Key’s Board of Directors?

Our Board of Directors currently has six members: David M. Camp, Richard Lawrence, John E. Pelo, Michael L. Shannon, Charles H. Stonecipher and Donald A. Washburn.

Q:           How often are members elected?

The directors are divided into three classes, each consisting of two directors.  One class is elected each year for a three-year term.

Q:           What if a nominee is unwilling or unable to serve?

Each nominee listed in this Proxy Statement has agreed to serve as a director, if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted for a substitute nominee designated by the proxy holders or the present Board of Directors.

Q:	Which members of Key’s Board of Directors are independent?

The Board of Directors has determined that a majority of its directors presently meet the independence standards established under the applicable rules of the Securities and Exchange Commission and the NASDAQ Global Market®.  These directors are Messrs. Lawrence, Pelo, Shannon, Stonecipher and Washburn.

Q:           How often did the Board of Directors meet in Fiscal 2011?

        During fiscal 2011, the Board of Directors held four meetings.  No director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he was a member during fiscal 2011.

        The Board of Directors does not currently have a policy with regard to the attendance of Board members at the annual meeting of shareholders.  All of the current directors of the Company attended the Company's 2011 Annual Meeting of Shareholders.

Q:	What are the minimum qualifications required to serve on Key’s Board of Directors?

        Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition.  However, minimum qualifications include high-level leadership experience in business activities, breadth of knowledge about issues affecting the Company, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters.

        In addition, nominees must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to our shareholders, provide effective oversight of our management and monitor our adherence to principles of sound corporate governance.  Specifically, nominees for election to our Board of Directors should possess the highest personal and professional ethics, integrity and values.  They must also have an inquisitive and objective perspective, practical wisdom, and mature and experienced judgment.  Directors must develop an understanding of our Company’s business and have a willingness to devote adequate time to carrying out their duties.

Q:           How does the Nominating and Corporate Governance Committee identify and evaluate nominees for director?

The Nominating and Corporate Governance Committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its shareholders.  The Nominating and Corporate Governance Committee considers potential candidates who may come to the attention of the Committee through current Board members, shareholders or other persons.  In identifying candidates for membership on our Board of Directors, the Nominating and Corporate Governance Committee takes into consideration a number of factors, including: (i) relevant career experience, relevant technical skills, industry knowledge and experience, and financial expertise; (ii) individual qualifications, including strength of character, mature judgment, familiarity with our business or industry, independence of thought and the ability to work collegially; and (iii) the extent to which the candidate would fulfill a present need on our Board of Directors.

The Committee evaluates potential nominees by reviewing their qualifications, reviewing results of personal and reference interviews, and reviewing such other information as may be deemed relevant.  Candidates whose evaluations are favorable are then chosen by a majority of the members of the Nominating and Corporate Governance Committee to be recommended for selection by the Board of Directors.  The Board selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting.  The Company does not currently employ an executive search firm, or pay a fee to any third party, to locate qualified candidates for director positions.

Q:	Are director nominees evaluated differently based on whether the nominee is recommended by a security holder or by the Nominating and Corporate Governance Committee?

    No.  Each candidate brought to the attention of the Nominating and Corporate Governance Committee, regardless of who recommended such candidate and regardless of whether such candidate is recommended by a shareholder, is considered on the basis of the criteria set forth above.

Q:	Does the Nominating and Corporate Governance Committee consider diversity in identifying nominees for director candidates?

Although Key does not have a formal policy for the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of skills, knowledge, attributes and experiences that cover the spectrum of areas that affect our business.  In general, the composition of the Board is diversified across the following areas:  (i) financial accounting, legal and corporate governance experience, and (ii) experience with our business and industry, including experience in global markets, experience with engineered products, and experience with international legal and regulatory frameworks.  Candidates for vacant Board seats are considered in the context of current perceived needs of the Board as a whole.  The Nominating and Corporate Governance Committee regularly assesses whether the mix of skills, experience and background of our Board as a whole is appropriate for the Company.

Q:	What are the policies and procedures for considering director candidates recommended by shareholders?

         A shareholder wishing to nominate a candidate for election to the Company's Board of Directors at any annual meeting at which the Board has determined that one or more directors will be elected shall submit a written notice of his or her nomination of a candidate to the Company's Secretary at its principal executive offices.  The submission must be received at the Company's principal executive offices not less than 120 calendar days before the date the Company's proxy statement was released to shareholders in connection with the previous year's annual meeting.  For the 2013 annual meeting, this date would be September 5, 2012.  However, if the Company did not hold an annual meeting the previous year, or if the date of this year's annual meeting has been changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials.

          A shareholder's notice to the Secretary in order to be valid must set forth (i) the name and address, as they appear on the Company's books, of the shareholder nominating such candidate; (ii) the class and number of shares of the Company which are beneficially owned by the shareholder; (iii) the name, age, business address and residence address of each nominee proposed in the notice; (iv) the principal occupation or employment of the nominee; (v) the number of shares of the Company's Common Stock beneficially owned by the nominee, if any; (vi) a description of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the shareholder is making the nomination; and (vii) any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Q:           Does Key have a code of ethics?

Yes.  The Company has adopted the Key Technology, Inc. Code of Business Conduct and Ethics which applies to all of the Company's directors and employees, including its chief executive officer and senior financial officers.  The Code of Business Conduct and Ethics is available on the Company's website at www.key.net and will be provided without charge to any shareholder upon written request to:  Investor Relations, Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362.  The Code of Business Conduct and Ethics provides that any waiver of its applicability to any director or executive officer may be made only by the Board of Directors or an appropriately designated Board committee and will be publicly disclosed promptly to the Company's shareholders.

Q:           Are related-party transactions considered by Key’s Board of Directors?

        The Company follows a written policy that all proposed transactions by the Company with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to the Company than could be obtained from unaffiliated parties, are reasonably expected to benefit the Company and are approved by a majority of the disinterested, independent members of the Board of Directors.

Q:	What are the Committees of the Board?

        The Company maintains a standing Audit Committee, Compensation and Management Development Committee and Nominating and Corporate Governance Committee.  All of the Committees are engaged in their respective areas of responsibility throughout the year, and frequently interact with the Chief Executive Officer and the Chief Financial Officer in furtherance of the Committees' tasks and the Company's goals and objectives.

        Audit Committee.  The Audit Committee consists of four members: Mr. Pelo, Chairman, Mr. Lawrence, Mr. Stonecipher, and Mr. Washburn.  All of the Audit Committee members are independent, as defined under the rules of the NASDAQ Global Market.  The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at www.key.net.  The function of the Audit Committee is to review the performance of, and recommend to the Board of Directors the appointment of, the Company's independent registered public accountants; to review and approve the scope and proposed cost of the yearly audit; to review the financial information provided to shareholders and others; to review the Company's internal controls; to consult with and review recommendations made by the Company's independent registered public accountants with respect to financial statements, financial records and internal controls; to discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures; to oversee the Company's risk assessment and risk management policies relating to the financial statements and the financial reporting process; and to make such other recommendations to the Board of Directors as it deems appropriate from time-to-time.  The Audit Committee met fourteen times during fiscal 2011.

        Compensation and Management Development Committee.  The Compensation and Management Development Committee consists of three members: Mr. Shannon, Chairman, Mr. Lawrence and Mr. Washburn.  All of the Compensation and Management Development Committee members are independent, as defined under the rules of the NASDAQ Global Market.  The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at www.key.net.  The Committee is charged with reviewing and approving corporate goals and objectives relevant to compensation of the Company's chief executive officer, evaluating the chief executive officer's performance in light of those goals and objectives, and determining and approving the compensation level of the chief executive officer based on this evaluation.  The Committee is also charged with, among other matters, considering and making recommendations to the Board of Directors regarding the compensation of the senior executives of the Company, and considering, reviewing and granting awards under the Company’s stock incentive plans and cash bonus plans for senior executives administered by the Committee.  The Committee also oversees management development and succession plans for the Company.  The Committee has delegated to the Chief Executive Officer the authority to make discretionary awards of restricted stock each year up to a pre-determined aggregate number of shares to non-executive managers, individual contributors, and new hires for the purposes of retention and recruitment.  For fiscal 2011, the Committee authorized up to a cumulative total of 36,750 shares that may be awarded under this discretionary program.  The Committee met six times during fiscal 2011, and on numerous other occasions during the year Committee members consulted with each other and with management in furtherance of the Committee's business.

        In fiscal 2011, the Compensation Committee retained a compensation consultant, Exequity LLP, to provide advice on specific questions on the Company’s executive compensation plan and how it compares to industry best practices and the best methods of implementing company compensation policy through compensation programs.

       Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of five members: Mr. Washburn, Chairman, Mr. Lawrence, Mr. Pelo, Mr. Shannon and Mr. Stonecipher, all of whom are independent directors as defined under the rules of the NASDAQ Global Market.  The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at www.key.net.  The Committee is responsible for providing guidance and recommendations with respect to Board education and development, identifying qualified candidates who may become future members of the Board, and developing and monitoring compliance with corporate governance principles.  The Committee met four times during fiscal 2011.

       The Nominating and Corporate Governance Committee receives suggestions for potential director nominees from many sources, including members of the Board of Directors, advisors, and shareholders.  Any such nominations, together with appropriate biographical information, should be submitted to the Committee in accordance with the Company's policies governing submissions of nominees discussed above.  Any candidates submitted by a shareholder or shareholder group will be reviewed and considered by the Committee in the same manner as all other candidates.

Q:           What is the Board's Leadership Structure?

Our Board of Directors currently consists of David Camp, President and Chief Executive Officer, and five independent directors.  When Mr. Camp joined Key in 2006, the previous Chairman, President and CEO, Thomas Madsen, retired as President and CEO, but continued as Chairman.  Subsequently, Mr. Madsen also retired as Chairman and the Board elected to maintain separate Chairman and CEO positions to enhance corporate governance and management oversight.  In February 2007, Mr. Stonecipher was elected Chairman of the Board.  The Board believes that a board leadership structure in which the Chairman and CEO positions are separated is most appropriate for Key because it separates the leadership of the Board from the day-to-day leadership of the Company.  The Board believes that an independent Chairman better positions the Board to evaluate the performance of management and more efficiently facilitates the communication of the views of the independent directors.  The Chairman and independent directors meet regularly in executive session and regularly review governance practices.  All the directors believe the separation of the roles of the Chairman and the President and CEO has contributed to effective corporate governance at Key.

In his role as Chairman, Mr. Stonecipher is specifically responsible for enhancing Board effectiveness, in particular by ensuring the Board works as a cohesive team; ensuring that the Board has adequate resources and is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the responsibilities of the Board; and by assessing the effectiveness of the overall Board, its committees and individual directors on a regular basis.  He is also responsible for Board management, in particular by providing oversight on the agendas for Board and committee meetings; consulting with the CEO regarding the membership and the chairs for Board committees and the effectiveness of the committees; ensuring that the independent directors meet regularly without management present to discuss the effectiveness of the Chief Executive Officer and the Board, succession planning and strategic planning; and by chairing Board meetings.

Q:           What is the Board’s Role in Risk Oversight?

The Company's senior management team is responsible for day-to-day risk management activities, while our Board of Directors, as a whole and on the committee level, is responsible for the overall supervision and oversight of our Company’s risk management activities.

The full Board considers risks among other factors in reviewing the Company's strategy, business plan, budgets and major transactions.  Future risks are anticipated and discussed as part of the strategic planning process. The full Board also receives periodic information from management about the Company's risk areas and initiatives for addressing those risks. In addition, the Company’s outside counsel reports in person to the Board periodically on an as-needed basis to keep the directors informed concerning legal risks and other legal matters involving the Company.

The Board delegates certain of its risk oversight responsibilities to the committees of the Board.  The committees report to the full Board as appropriate regarding their risk oversight activities, which include:

•   Audit Committee. The Audit Committee discusses with management on an as-needed basis the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.  The Audit Committee also oversees the Company's risk assessment and risk management policies relating to the financial statements, internal controls and the financial reporting process.  At each of its quarterly, in-person meetings, the Audit Committee meets privately with representatives from the Company’s independent registered public accounting firm.  Finally, the Audit Committee receives quarterly reports from the Company's Disclosure Committee and regular reports regarding the Company’s testing and controls implemented in compliance with the requirements of the Sarbanes-Oxley Act of 2002.

•   Compensation and Management Development Committee. The Compensation and Management Development Committee annually reviews the Company's compensation policies and practices and succession plan and monitors risks related to compensation and succession planning.

•   Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees risks related to the Company's governance structures and processes.

Q:           How are directors compensated?

       Any member of the Board of Directors who is an employee of the Company is not separately compensated for serving on the Board of Directors.  During fiscal 2011, compensation for independent, non-employee directors was based upon an annual retainer of $80,000, consisting of $20,000 in cash and the equivalent of $60,000 in restricted stock based upon the current market price of the Company's common stock on the date of grant, subject to the terms of the Company's 2003 Restated Employees’ Stock Incentive Plan and 2010 Equity Incentive Plan.  For fiscal 2011, the five independent directors were awarded an aggregate of 16,720 shares of restricted stock.  These grants vest on the first anniversary of the date of grant.  All directors receive reimbursement of their Board-related expenses.  The Company does not pay meeting fees.

During fiscal 2011, compensation for the non-executive Chairman of the Board was based upon an adjusted annual retainer of $120,000, consisting of $60,000 in cash and the equivalent of $60,000 in restricted stock based on the current market price of the Company’s common stock on the date of grant, subject to the terms of the Company’s 2003 Restated Employees’ Stock Incentive Plan and 2010 Equity Incentive Plan.  During fiscal 2011, the Chairmen of the Audit and the Compensation and Management Development Committees received an additional annual cash retainer of $8,750.  The amount of the current additional annual cash retainer is $10,000.  During fiscal 2011, the Chairman of the Nominating and Corporate Governance Committee received an additional annual cash retainer of $3,750.  The amount of the current additional annual cash retainer is $5,000.  The amount and composition of Board compensation is consistent with recommendations received from compensation consultants.

Stock ownership guidelines for the Company’s directors adopted by the Board of Directors call for the non-employee directors to own shares of the Company’s common stock equal to not less than 33% of the total vested shares issued to the Director as restricted stock during the period of Board service with the Company.

The following table provides information as to compensation for services of the non-employee directors during fiscal 2011, including compensation attributed to them in 2011 as a result of stock option grants and restricted stock awards made in prior years.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) (2) (3) ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Richard Lawrence	20,000	60,000	−	−	80,000
John E. Pelo	28,750	60,000	−	−	88,750
Michael L. Shannon	28,750	60,000	−	−	88,750
Charles H. Stonecipher	60,000	60,000	−	−	120,000
Donald A. Washburn	23,750	60,000	−	−	83,750
_______________________________

(1)
The amounts reported represent the full grant date fair values for awards granted computed in accordance with FASB ASC Topic 718 and do not correspond to the actual value that may be realized by the directors.

(2)
On February 2, 2011, each non-employee director then-serving was awarded 3,344 shares of restricted stock, the restrictions on which lapse one year from the grant date.  The fair market value of the grant was $17.94 per share calculated using the closing price reported on the NASDAQ Global Market on the grant date.

(3)	Each of the non-employee directors owned stock options and unvested restricted shares as of September 30, 2011 as follows:

Name	Stock Options	Restricted Shares
Richard Lawrence	−	3,344
John E. Pelo	20,000	3,344
Michael L. Shannon	15,000	3,344
Charles H. Stonecipher	10,000	3,344
Donald A. Washburn	−	3,344

ELECTION OF DIRECTORS

INFORMATION ABOUT KEY'S DIRECTORS, EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES

(Item 1 on the Proxy Card)

Q:           Who are this year’s nominees for re-election to Key’s Board of Directors and what particular qualifications led the Board to conclude that the person should serve as a director of the Company?

The two nominees recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors for election this year to serve until the Annual Meeting of Shareholders in 2015, or until their respective successors are elected and qualified, are Michael L. Shannon and Donald A. Washburn.  Messrs. Shannon and Washburn are independent directors as defined under the rules of the NASDAQ Global Market.

The table below sets forth the following information as of December 2, 2011 about this year's nominees for re-election to Key's Board of Directors:  (i) name and age; (ii) all positions and offices currently held with the Company; (iii) the period of service as a director or officer of the Company; and (iv) the expiration of his current term as a director of the Company.

Name	Age	Positions	Has Been a Director or Officer Since	Expiration of Current Term
Michael L. Shannon †c Δ	61	Director	2000	2012
Donald A. Washburn * † Δc	67	Director	2003	2012

*	Member of the Audit Committee
†	Member of the Compensation and Management Development Committee
Δ Member of the Nominating and Corporate Governance Committee
c	Committee Chair

Michael L. Shannon.  Mr. Shannon has served as a director of the Company since 2000.  Mr. Shannon has served as principal of The General Counsel Law Firm since 1994.  From 2006 to 2010, he served as co-founder of Concerto Development LLC, a real estate development firm.  From 1995 to 2004, he also served as Chairman and Chief Executive Officer of Data Access Technologies, Inc., a software company.  Between 1985 and 1989, Mr. Shannon served as Associate General Counsel for the Santa Fe International Corporation and, from 1989 to 1993, as Senior Vice President, General Counsel and Secretary of that corporation.

The Board has concluded that Mr. Shannon should continue to serve as a director of Key based on the following primary qualifications:

•	Extensive knowledge of Key’s business—Mr. Shannon has been a director of our Company for eleven years.

•	Knowledge of executive compensation strategies—Mr. Shannon has been the Chairman of the Compensation and Management Development Committee for six years.

•	Extensive legal experience—Mr. Shannon has extensive legal and regulatory experience in heavy industry in multiple countries.

    Donald A. Washburn.  Mr. Washburn has been a director of the Company since 2003.  He is a private investor.  Mr. Washburn served as an Executive Vice President of Northwest Airlines, Inc. from 1995 to 1998, and as a Senior Vice President from 1990 to 1995.  He also served as Chairman and President of Northwest Cargo, a wholly-owned subsidiary of Northwest Airlines, Inc. from 1997 to 1998.  Mr. Washburn served as Senior Vice President, responsible for worldwide real estate development and acquisition activities, from 1984 to 1989 for Marriott Corporation, and as Executive Vice President, with general management responsibility for the Courtyard Hotel Division, from 1989 to 1990.  Currently, Mr. Washburn serves as a trustee of LaSalle Hotel Properties, a real estate investment trust.  Mr. Washburn also serves as a director of The Greenbrier Companies, Inc., a supplier of transportation equipment and services to the railroad and related industries, and he is a director of Amedisys, Inc., a multi-state provider of home healthcare nursing services.

The Board has concluded that Mr. Washburn should continue to serve as a director of Key based on the following primary qualifications:

•	Extensive knowledge of Key’s business—Mr. Washburn has been a director of our Company for eight years.

•	Public company board experience—Mr. Washburn has over ten years experience as an independent director on multiple public company boards of directors.

•
Financial literacy and governance experience—Mr. Washburn  is a retired senior executive with experience (i) developing and monitoring corporate financial strategies, (ii) analyzing investment proposals, and (iii) evaluating, planning and overseeing financial transactions and establishing and monitoring financial controls.

•
Relevant executive officer experience—Mr. Washburn was an Executive Vice President with global responsibilities at Northwest Airlines and an Executive Vice President with responsibilities for real estate development and hotel operating activities at Marriott Corporation.  Mr. Washburn is also a former Chairman and President of Northwest Cargo, where he was responsible for developing and managing a complex, multi-location business enterprise.

Q:           What is the voting requirement to approve the election of directors?

You may vote "FOR" or "WITHHOLD" on each of the nominees for election as director.  A properly executed proxy marked "WITHHOLD" with respect to the election of a director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.  Proxies received from shareholders of record that do not contain voting instructions will be voted FOR each of the nominees for election as director.  If a broker or other nominee holds your shares in its name on your behalf, the broker or nominee is not permitted to vote your shares for the election of directors in the absence of voting instructions from you.  Abstentions and broker non-votes will not affect the outcome of the election of directors.  The nominees receiving the highest number of votes will be elected to the Board of Directors if a quorum is present.

Q:           How does the Board of Directors recommend that I vote on this proposal?

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Shannon and Washburn.

*  *  *

Q:           Which members of Key’s Board of Directors are continuing in office and what particular qualifications led the Board to conclude that the person should serve as a director of the Company?

The table below sets forth the following information as of December 2, 2011 about members of Key's Board of Directors who are continuing in office:  (i) name and age; (ii) all positions and offices currently held with the Company; (iii) the period of service as a director or officer of the Company; and (iv) the expiration of his current term as a director of the Company.

Name	Age	Positions	Has Been a Director or Officer Since	Expiration of Current Term
David M. Camp, Ph.D.	61	Director, President and Chief Executive Officer	2006	2014
Richard Lawrence * † Δ	59	Director	2007	2014
John E. Pelo *c Δ	55	Director	1998	2013
Charles H. Stonecipher * Δ	50	Chairman	2004	2013

*	Member of the Audit Committee
†	Member of the Compensation and Management Development Committee
Δ Member of the Nominating and Corporate Governance Committee
c	Committee Chair

David M. Camp, Ph.D. Mr. Camp has been a director of the Company since 2006, and has served as President and Chief Executive Officer of the Company since 2006.  During 2005 and 2006, he served as a consultant with the Thomas Group, a military-oriented consulting firm, on an engagement with the U. S. Navy.  From 2001 to 2005, Mr. Camp served as President of BOC Edwards Kachina, a worldwide supplier of services for advanced scientific instrumentation and systems for the semiconductor industry.  Mr. Camp currently serves on the Boards of Directors of the Association of Washington Business, the Food Processors Suppliers Association, and the Downtown Walla Walla Foundation.

The Board has concluded that Mr. Camp should serve as a director of Key based on the following primary qualifications:

•	Extensive knowledge of Key’s business—Mr. Camp has worked with us for five years. He has a unique understanding of our business and operations, and of the food processing industry.

•	Relevant executive officer experience—Mr. Camp has extensive senior executive experience where he has been responsible for developing and leading complex, international, capital equipment businesses.

•	Relevant technical experience—Mr. Camp has led research and development organizations at General Electric Co. and led companies or organizations with technical products for over 20 years.

Richard Lawrence.  Mr. Lawrence has served as a director of the Company since 2007.  He is an independent consultant and business advisor specializing in mergers, acquisitions, and joint ventures.  From 1996 to 2006, Mr. Lawrence served as Vice President of Worldwide Corporate Development of PepsiCo, Inc.  He served in various other management positions with PepsiCo beginning in 1977 in engineering, and advanced into corporate and franchise development in 1985.

The Board has concluded that Mr. Lawrence should serve as a director of Key based on the following primary qualifications:

•	Extensive experience in mergers and acquisitions—Mr. Lawrence has extensive experience in planning, implementing and integrating domestic and international mergers and acquisitions, as well as in corporate governance.

•	Extensive knowledge of the food industry—Mr. Lawrence has over 30 years experience in the food processing industry.

•	Extensive knowledge of operations and engineering in our industry—Mr. Lawrence has extensive knowledge of the management and leadership of operations and engineering in our industry.

John E. Pelo.  Mr. Pelo has served as a director of the Company since 1998.  He has been President and Chief Executive Officer of Swire Coca-Cola USA, a subsidiary of Swire Pacific Ltd., since 1996.  Swire Pacific is a diversified holding company with real estate, shipping, airline, trading, and soft drink interests in Asia and North America.  Between 1984 and 1996, Mr. Pelo served as General Manager of one of Swire’s soft drink operations in the United States.

The Board has concluded that Mr. Pelo should serve as a director of Key based on the following primary qualifications:

•
Extensive knowledge of Key’s business—Mr. Pelo has been a director of our Company for 13 years.  Having been involved in the food and beverage business for over 25 years, he has a deep understanding of our business and operations.

•	Relevant Chief Executive Officer/President experience—Mr. Pelo is the current President and Chief Executive Officer of Swire Coca-Cola USA.

•	High level of financial literacy—Mr. Pelo has more than 30 years of experience evaluating complex financial statements and internal controls, and participating in audit committee activities.

Charles H. Stonecipher.  Mr. Stonecipher has served as a director of the Company since 2004 and as the Board’s Chairman since 2007.  He is Managing Director of Trilogy Partnership LLC, a private investment firm for whom Mr. Stonecipher has served as an investment professional since 2008.  Mr. Stonecipher served as Executive Vice President of Strategy and Corporate Development for Advanced Digital Information Corporation, a supplier of data storage solutions for client server computing networks, from 2005 to 2006, and as Executive Vice President of Product Development and Strategy from 2004 to 2005.  He served as President and Chief Operating Officer of Advanced Digital Information Corporation from 1997 to 2004, and as Senior Vice President and Chief Operating Officer from 1995 to 1997.

The Board has concluded that Mr. Stonecipher should serve as a director of Key based on the following primary qualifications:

•	Extensive knowledge of Key's business—Mr. Stonecipher has been a director of our Company for seven years.

•	Relevant executive officer experience—Mr. Stonecipher is a former President and Chief Operating Officer of Advanced Digital Information Corporation.

•	Relevant product development experience—Mr. Stonecipher has extensive experience in bringing technology products to market.

All of the directors continuing in office, other than Mr. Camp, are independent, as defined under the rules of the NASDAQ Global Market.

Q:           Who are Key’s other officers?

The table below sets forth the following information as of December 2, 2011 about Key's other officers:  (i) name and age; (ii) all positions and offices currently held with the Company; and (iii) the period of service as an officer of the Company.

Name	Age	Positions	Has Been an Officer Since
John J. Ehren	51	Senior Vice President and Chief Financial Officer	2008
Louis C. Vintro, Ph.D.	51	Senior Vice President of Business Development and Global Operations	2011
James R. Brausen	57	Corporate Controller, Principal Accounting Officer	2007

John J. Ehren.  Mr. Ehren has served as Senior Vice President and Chief Financial Officer of the Company since 2008.  During 2010, he additionally assumed the duties of the Senior Vice President of Global Operations for a significant portion of the year.  During 2009, he additionally served as General Manager of SYMETIX®, the Company’s pharmaceutical division.  From 2004 to 2008, he served as Vice President of Global Operations of Planar Systems, Inc., a public company that provides flat panel display and system solutions for medical, transportation, industrial and retail applications.  From 1997 to 2004, Mr. Ehren held several senior-level financial officer positions with Planar, including Corporate Controller, Treasurer, Vice President of Finance, and Worldwide Functional Controller.

Louis C. Vintro, Ph.D.  Mr. Vintro was appointed Senior Vice President of Business Development and Global Operations of the Company in October 2011.  From 2009 to 2011, he served as Vice President and General Manager of the Semiconductor Division of ESI, Inc., a manufacturer of laser-based wafer fabrication equipment.  Mr. Vintro served, from 2005 to 2009, as Senior Director of Technical Programs for KLA-Tencor Corporation, a manufacturer of laser-based particle inspection equipment.  From 2001 to 2004, he served as Global Business Manager of BOC Edwards Kachina, now Applied Materials, Inc., a provider of semiconductor processing services.

James R. Brausen.  Mr. Brausen has served the Company as Corporate Controller since 2006.  In 2007, he was designated as Principal Accounting Officer of the Company.  Before joining the Company, Mr. Brausen was employed by Boise Cascade LLC, where he served as Financial Manager from 2002 to 2006.

Q:           Who are Key's other significant employees?

The table below sets forth the following information as of December 2, 2011 about Key's other significant employee  (i) name and age; (ii) all positions and offices currently held with the Company; and (iii) the period of service as an employee of the Company.

Name	Age	Positions	Has Been an Employee Since
Michael L. Nichols, Ph.D.	63	Senior Director of Research and Development	2010

    Michael Nichols, Ph.D.  Mr. Nichols joined the Company in 2010 as Senior Director of Research and Development.  From 1994 to 2010, Mr. Nichols worked for Planar Systems, Inc., serving in several capacities.  From 2008 to 2010, he served in a dual role as Director of Operations, and as Site Director of Planar SAS Command and Control Systems Business Unit in Albi, France.  During 2007, he served as Director of Programs and Operations.  He served as Director of Engineering for Planar’s Medical Business Unit from 2004 to 2007, and in the same role for the Industrial Business Unit from 2002 to 2004.

OTHER MATTERS TO BE VOTED UPON

PROPOSAL REGARDING ADVISORY APPROVAL OF THE COMPENSATION OF KEY’S NAMED EXECUTIVE OFFICERS

(Item 2 on the Proxy Card)

Q:           What am I voting on?

Key is providing shareholders with the opportunity at the 2012 Annual Meeting to vote on an advisory resolution, commonly known as “Say-on-Pay,” considering approval of the compensation of Key’s named executive officers in fiscal 2011.  Such compensation is described on pages 21 through 35 of this Proxy Statement.

The Compensation and Management Development Committee, which is responsible for the compensation of our executive officers, has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals.  The Compensation Discussion and Analysis and the tabular disclosures regarding named executive officer compensation, together with the accompanying narrative disclosure, allow you to view the trends in compensation and application of our compensation philosophies and practices for the years presented.

Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the shareholders approve the compensation of Key Technology, Inc.’s named executive officers as described in the Compensation Discussion and Analysis section and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

Q:           What is the effect of this resolution?

Because your vote is advisory, it will not be binding upon the Board of Directors.  However, the Compensation and Management Development Committee and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.

Q:	What is the voting requirement to approve this proposal?

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.  If a broker or other nominee holds your shares in its name on your behalf, the broker or nominee is not permitted to vote your shares on this proposal in the absence of voting instructions from you.  Proxies received from shareholders of record that do not contain voting instructions for this proposal will be voted FOR approval of this resolution.  Abstentions and broker non-votes will not affect the outcome of voting on this proposal.  To be approved, the number of votes cast “FOR” the advisory resolution must exceed the votes cast “AGAINST” the advisory resolution.

Q:           How does the Board of Directors recommend that I vote on this proposal?

The Board of Directors believes that Key’s executive compensation program aligns our incentive compensation with the long-term interests of our shareholders.  The Company’s program is guided by the philosophy that total executive compensation should vary based on achievement of goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value.  The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For the reasons stated above, the Board of Directors unanimously recommends a vote FOR advisory approval of the compensation of the Company’s named executive officers.

*  *  *

PROPOSAL TO RATIFY THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Item 3 on the Proxy Card)

Q:           What am I voting on?

A proposal to ratify the selection of Grant Thornton LLP as our independent registered public accountants to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2012.  Grant Thornton LLP has acted as our independent registered public accountants since 2005, and the Audit Committee of the Board of Directors has appointed Grant Thornton LLP to serve as the Company’s fiscal 2012 accounting firm.

Q:           Will a representative of Grant Thornton LLP be present at the Annual Meeting?

 A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Q:           What is the voting requirement to approve this proposal?

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.  If a broker or other nominee holds your shares in its name, the broker is permitted to vote your shares with respect to this proposal even if the broker does not receive voting instructions from you.  Abstentions will not affect the outcome of voting on this proposal.  To be approved, the number of votes cast “FOR” ratification of the selection of Grant Thornton LLP as our independent registered accountants must exceed the votes cast “AGAINST” ratification.

Q:           How will my shares be voted if I submit a proxy and do not make specific choices with respect to this proposal?

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for fiscal 2012.

Q:           How does the Board of Directors recommend that I vote on this proposal?

The Board of Directors unanimously recommends a vote FOR ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accountants for fiscal 2012.

*  *  *

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of December 2, 2011, with respect to the beneficial ownership of the Company’s Common Stock by each person who is known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock, by each director or nominee for director, by each named executive officer, and by all directors and executive officers as a group.  Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
John C. Boutsikaris (2)	30,591	*
James R. Brausen	9,009	*
David M. Camp	148,345	2.8
John J. Ehren	72,550	1.4
Richard Lawrence	15,175	*
Michael L. Nichols	30,265	*
John E. Pelo (3)	52,904	*
Michael L. Shannon (4)	43,035	*
Charles H. Stonecipher (5)	30,594	*
Donald A. Washburn	50,294	*
Ameriprise Financial, Inc. (6) Columbia Management Investment Advisors, LLC 100 Federal Street Boston, MA 02110	566,858	10.6
Disciplined Growth Investors, Inc. (6) 150 South Fifth Street, Suite 2100 Minneapolis, MN 55402	310,275	5.8
Fidelity Management & Research Company (6) 82 Devonshire Street Boston, MA 02109	282,836	5.3
Royce & Associates LLC (6) 745 Fifth Avenue New York, NY 10151	665,943	12.4
Rutabaga Capital Management LLC (6) 64 Broad Street Boston, MA 02109	616,311	11.5
All directors and executive officers as a group (11 persons)	500,717	9.4

_____________________
*Less than 1%

(1)	For the listed directors and officers, the amounts reported include shares of either or both service-based and performance-based restricted stock.
(2)	Mr. Boutsikaris’ employment terminated on October 28, 2011, subsequent to the end of fiscal 2011.
(3)	Includes options to purchase 20,000 shares.
(4)	Includes options to purchase 15,000 shares. 5,000 of Mr. Shannon’s shares are pledged as collateral in connection with a business loan.
(5)	Includes options to purchase 10,000 shares.
(6)	Information is based solely on Form 13F for the quarter ended September 30, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).  Based solely on the Company’s review of the copies of such forms it received and written representations from reporting persons required to file reports under Section 16(a), the Company believes that all of the Section 16(a) filing requirements applicable to such persons were complied with during fiscal 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation

 The Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) is responsible for oversight and design of compensation programs for the Company’s senior management.  The Compensation Committee is composed only of independent, non-employee members of the Board of Directors.  The Compensation Committee, with input from the Board of Directors, is responsible for establishing performance goals and objectives relevant to compensation of the Chief Executive Officer, evaluating his performance in light of those goals and objectives, and determining and approving his compensation based on this evaluation.  The Compensation Committee reviews and considers recommendations made by the Chief Executive Officer in determining the compensation of the other named executive officers.  Under the Compensation Committee Charter, the Compensation Committee is also charged with administering and granting awards under the Company’s stock incentive plans and cash incentive plans for senior executives.

At the 2011 Annual Meeting of the Shareholders over 98% of the shares voted were voted to approve the fiscal 2010 compensation of the Company’s named executive officers.  The Compensation Committee and the full Board of Directors have reviewed the vote on the Say-on-Pay proposals received at the 2011 Annual Meeting and the approval of the 2010 Equity Incentive Plan at such meeting, and will take into account these results in establishing compensation for the named executive officers for fiscal 2012.  In response to the 2011 Say-on-Pay-Frequency vote, the Compensation Committee and Board of Directors determined to implement an annual Say-on-Pay advisory vote.

Background

The Compensation Committee makes every effort to ensure that the Company’s compensation program for senior management aligns interests of senior management with the economic interests of shareholders and provides incentives to support the business strategy of the Company.  In fiscal 2011, the Compensation Committee  retained  a compensation consultant, Exequity LLP,  to provide advice on specific questions on the Company’s executive compensation plan and how it compares to industry best practices and the best methods of implementing company compensation policy through compensation programs.   The Compensation Committee does not use peer data and surveys, or set compensation or any element of compensation to meet specific benchmarks or percentiles within any identified group.  The members of the Compensation Committee also take into account their business experience, their experience from serving on other boards of directors, publicly available information from news sources, information from generally accessible databases, and broad-based third-party surveys containing information about companies of similar size in a variety of industries to obtain a general understanding of current compensation practices.  The Compensation Committee also benefits from real-world experience gained from previous recruiting efforts involving the Company.  The Compensation Committee uses this information, together with recommendations from the President and Chief Executive Officer, as broad guidelines for establishing total compensation for executives and has conducted an annual review of compensation for the named executive officers.

Compensation Philosophy and Objectives

The Compensation Committee has established the following compensation objectives for the Company’s named executive officers as important elements of its overall compensation philosophy:

Compensation should be related to performance. The Compensation Committee believes that the compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, with a material portion of an executive’s potential stock and long-term compensation at risk if Company and individual performance objectives are not achieved.

Compensation should serve to encourage executives to remain with the Company.  The Company’s executive compensation program components are designed to retain talented executives.  The Compensation Committee believes that continuity of employment is critical to achieving the Company’s strategic objectives and building shareholder value.  A significant element of the executive compensation program, therefore, is long-term stock incentive compensation plans with awards that vest on a rolling basis over periods of several years.  As part of the retention objective, the Compensation Committee believes that compensation should include a meaningful stock component to further align the interests of senior management with our shareholders.

Compensation should be reasonable for our business, our locations and our long-term, multi-year approach to achieving sustainable growth.  The Compensation Committee believes that an appropriate compensation package will attract executives and motivate them to achieve the Company’s annual and long-term strategic objectives.  At the same time, the Committee believes that compensation should be set at reasonable and fiscally responsible levels.

Compensation should be managed to encourage innovation and appropriate levels of risk.  The Compensation Committee believes incentive compensation should be structured to discourage assumption of excessive short-term risk without constraining innovation and reasonable risk-taking.  To achieve this objective, the Compensation Committee believes the success of the Company over time will be more effectively assured by connecting a significant element of incentive compensation to longer-term Company performance.

General Process for Setting Compensation in Fiscal 2011

The Compensation Committee first determined the appropriate level of total compensation for each named executive officer, other than Mr. Brausen, and then determined the appropriate allocation among base cash compensation, annual performance-based incentive compensation and long-term stock incentive compensation.  Mr. Brausen serves as the Company’s Controller and Principal Accounting Officer and does not participate in the same compensation plans as the other named executive officers.

For fiscal 2011, the Compensation Committee weighted each executive’s total annual compensation opportunity toward incentive compensation tied to the Company’s performance by allocating between 37.5% and 50% of the executive’s total potential annual compensation to annual performance-based incentive compensation.  In addition to annual performance-based compensation, the Compensation Committee also awarded long-term performance-based restricted stock grants to each executive valued at between 60% and 100% of each executive’s fiscal 2011 base salary if three-year targeted performance objectives are achieved.  The proportion of the executive’s overall compensation that is performance-based depends upon the executive’s level and area of responsibility.  As a result of the Company’s emphasis on incentive compensation, base salary for fiscal 2011 represented between 33% and 45% of each executive’s total potential compensation.

When the Company does not achieve satisfactory financial results or its stock does not appreciate, the compensation that can be realized by the Company’s executives may be substantially reduced.  When the Company’s performance exceeds financial expectations or its stock price appreciates, the compensation that can be realized by the Company’s executives may be substantially increased.  The Compensation Committee believes that this is the most effective means of aligning executive incentives with shareholder interests.  The Compensation Committee evaluates the levels and the maximum amounts of such payouts in relation to the Company’s overall financial performance.

Elements of Compensation

The compensation program for named executive officers consists of (i) annual base cash compensation, (ii) annual performance-based incentive compensation, (iii) long-term stock incentive compensation, and (iv) other executive benefits.  A discussion of each element follows:

Annual Base Cash Compensation

The Company provided the named executive officers in fiscal 2011 with annual base cash compensation (“base salary”) at levels which generally were 50% or more of the executive’s potential total annual cash compensation.  Base salary is a fixed, cash component of overall compensation, which is reviewed and may be adjusted periodically based on a variety of factors, including general economic conditions, executive performance, Company performance, and the subjective business judgment and general business experience of the members of the Compensation Committee.  Base salary ranges for named executive officers are designed to account for different experience, responsibilities and performance levels.  For fiscal 2011, the named executive officers’ base salaries remained at the same level as base salaries in both fiscal 2010 and 2009.  At the beginning of the Company’s fiscal 2009 third quarter, all domestic employees’ base pay was reduced in response to current business conditions.  Each executive’s base pay was reduced by 10%.  At the beginning of fiscal 2010, 4% of the 10% reduction in base pay was restored and the remaining 6% was restored in the second fiscal quarter of 2010.

Annual Performance-Based Incentive Compensation

The Company’s annual performance-based incentive compensation program is designed to tie executive compensation to the Company’s performance.  For fiscal 2011, the performance objective for each executive was the Company’s achievement of a net operating income target for the year.  The target level percentage at which each executive participated was objectively determined based on each executive’s individual salary and the effect their position and experience could have on net operating income.  Annual performance-based incentive payments for a given year are approved by the Compensation Committee in the first quarter of the following year after a review of the previous fiscal year’s financial performance.  The payout each named executive officer could earn upon achievement of the target level net operating income for fiscal 2011 varied from 60% to 100% of base salary.  A prerequisite for payout was the Company’s achievement of a minimum net operating income threshold.  Based on the amount of net operating income achieved by the Company between the threshold and the target, a percentage from 25% to 100% was applied. There was no supplemental incentive for the named executive officers for exceeding the target for fiscal 2011.  The target performance-based incentive compensation percentage may vary somewhat year-to-year depending on the value of specific annual objectives and goals.

To further align its executive’s interests with the interests of the Company’s shareholders, in fiscal 2011 each executive officer could elect to receive performance-based incentive compensation either in cash or in shares of the Company’s common stock.  The executive could choose from 0% to 100% of performance-based incentive compensation to be paid in stock based on the share price of the last trade on October 1, 2010.

The Compensation Committee has determined that annual net operating income should be the primary measure of financial performance by which to link annual incentive compensation to Company performance.  The Compensation Committee establishes financial thresholds and targets for the Company for each fiscal year either at the beginning of the year or in the fourth quarter of the preceding fiscal year, with an emphasis on net operating income, based on the Company’s business plan for the year.  The business plan is developed and proposed by management, but is subject to review and final approval by the Board of Directors.  For fiscal 2011, the annual net operating income threshold and target are net of all performance-based compensation and were approximately $6.0 million and $7.6 million, respectively.  The Company did not reach its threshold net operating income in fiscal 2011.  Therefore, no annual performance-based incentive compensation was paid and all restricted shares issued in October 2010 were cancelled.

In setting financial performance goals for fiscal 2011, the Compensation Committee did not undertake any statistical analysis of how difficult it would be to achieve the financial performance goals.  The Compensation Committee believed that the performance goal of target net operating income was reasonably attainable based upon the Company’s historical and expected levels of profitability.  In fiscal 2011, 2010 and 2009, 0%, 100% and 15% of the performance goals, respectively, were met at threshold levels. The Compensation Committee notes, however, that with respect to fiscal 2010, although 100% of threshold levels were met or exceeded, only 60% of target payout levels were achieved.

Long-Term Stock Incentive Compensation

The Compensation Committee believes that incentives tied to stock ownership by executive officers are the most important component of total compensation.  The Compensation Committee uses grants of restricted stock as part of the Company’s overall incentive compensation to align the interests of executive officers with those of the Company’s shareholders.  All named executive officers other than Mr. Brausen participate in the restricted stock awards.  The stock is restricted in that if the criteria for retention of the shares awarded are not achieved, the shares are forfeited and cancelled.  The restrictions lapse if the criteria for unrestricted ownership are achieved.

In 2011, the Company awarded to each named executive officer other than Mr. Brausen a performance-based restricted stock award, the restrictions on which lapse upon the achievement of a targeted three-year cumulative net operating income for the combined fiscal years 2011, 2012 and 2013.

Other than the shares elected under the Annual Performance-Based Incentive Compensation plan described above and the three-year performance restricted stock awarded, the Company did not grant any other performance-based  restricted stock awards in fiscal 2011.

Other Executive Benefits

The policy of the Company is not to provide material perquisites to its named executive officers.  Executive officers are eligible to participate in the Company’s 401(k) plan and Restated 1996 Employee Stock Purchase Plan, and receive similar health, dental and insurance benefits as are available to other employees of the Company.

Analysis of Specific Compensation Determinations

David M. Camp.  In determining the elements of compensation for Mr. Camp, President and Chief Executive Officer, for fiscal 2011, the Compensation Committee considered the factors described above under “Annual Base Cash Compensation” and in addition further evaluated the Company’s performance and Mr. Camp’s job performance.  For fiscal 2011, Mr. Camp’s annual base salary was continued at $275,000.

Under the annual performance-based incentive compensation program, Mr. Camp’s incentive compensation goals relied entirely on the Company reaching a certain level of net operating income.  Mr. Camp’s target incentive compensation was 100% of base salary, or $275,000, if targeted net operating income was achieved.  If the net operating income threshold was met, Mr. Camp would earn from 25% of base salary up to 100% of base salary in a linear relationship to net operating income.   Of such compensation, Mr. Camp chose to receive 80% of any payout in cash and 20% in shares of the Company common stock.  The number of shares originally granted was based on his payout choice and was calculated on the executive earning his maximum incentive compensation, the value of which was determined on the grant date fair value on October 1, 2010 of $13.316 per share.  For fiscal 2011, the Company did not meet the net operating income threshold objective; therefore, Mr. Camp earned no annual performance-based cash compensation and 4,131 shares of performance-based restricted stock under the award were forfeited and cancelled.

In fiscal 2011, the Company awarded grants of long-term performance-based restricted stock subject to achievement of pre-determined performance goals.   Under this grant, Mr. Camp’s target and maximum incentive stock compensation is 100% of base salary for the three-year period ending September 30, 2013.  We therefore awarded 15,329 shares to Mr. Camp, which amount was equal to 100% of Mr. Camp’s base salary based on the grant date fair value of $17.94 per share on February 11, 2011.  If a certain pre-determined threshold cumulative net operating income is met, Mr. Camp can earn from 50% up to 100% percent of awarded shares in a linear relationship to net operating income.  The restrictions on the restricted shares will lapse on December 16, 2013 subject to Mr. Camp’s continued employment and the Company achieving the pre-determined cumulative net operating income for the three fiscal years ending September 30, 2013.

John J. Ehren.  In determining the compensation for Mr. Ehren, Senior Vice President and Chief Financial Officer, for fiscal 2011, the Compensation Committee considered the factors described above under “Annual Base Salary Compensation” and continued Mr. Ehren’s annual base salary at $230,000.

Under the annual performance-based incentive compensation program, Mr. Ehren’s incentive compensation goals relied entirely on the Company reaching a certain level of net operating income.  Mr. Ehren’s target incentive compensation was 100% of base salary, or $230,000, if targeted net operating income was achieved.  If the net operating income threshold was met, Mr. Ehren would earn from 25% of base salary up to 100% of base salary in a linear relationship to net operating income.   Of such compensation, Mr. Ehren chose to receive 100% of any payout in cash.  For fiscal 2011, the Company did not meet the net operating income threshold objective; therefore, Mr. Ehren earned no annual performance-based cash compensation.

In fiscal 2011, the Company awarded grants of long-term performance-based restricted stock subject to achievement of pre-determined performance goals.   Under this grant, Mr. Ehren’s target and maximum incentive stock compensation is 100% of base salary for the three-year period ending September 30, 2013.  We therefore awarded 12,821 shares to Mr. Ehren, which amount was equal to 100% of Mr. Ehren’s base salary based on the grant date fair value of $17.94 per share on February 11, 2011.  If a certain pre-determined threshold cumulative net operating income is met, Mr. Ehren can earn from 50% up to 100% percent of awarded shares in a linear relationship to net operating income.  The restrictions on the restricted shares will lapse on December 16, 2013 subject to Mr. Ehren’s continued employment and the Company achieving the pre-determined cumulative net operating income for the three fiscal years ending September 30, 2013.

  John C. Boutsikaris. In determining the compensation for Mr. Boutsikaris, Senior Vice President of Global Sales and Aftermarket, for fiscal 2011, the Compensation Committee considered the factors described above under “Annual Base Salary Compensation” and continued Mr. Boutsikaris’ annual base salary at $218,610.

Under the annual performance-based incentive compensation program, Mr. Boutsikaris’ incentive compensation goals relied entirely on the Company reaching a certain level of net operating income.  Mr. Boutsikaris’ target incentive compensation was 100% of base salary, or $218,610, if targeted net operating income was achieved.  If the net operating income threshold was met, Mr. Boutsikaris would earn from 25% of base salary up to 100% of base salary in a linear relationship to net operating income.   Of such compensation, Mr. Boutsikaris chose to receive 80% of any payout in cash and 20% in shares of the Company common stock.  The number of shares originally granted was based on his payout choice and was calculated on the executive earning his maximum incentive compensation, the value of which was determined on the grant date fair value on October 1, 2010 of $13.316 per share.  For fiscal 2011, the Company did not meet the net operating income threshold objective; therefore, Mr. Boutsikaris earned no annual performance-based cash compensation and 3,284 shares of performance-based restricted stock under the award were forfeited and cancelled.

In fiscal 2011, the Company awarded grants of  long-term performance-based restricted stock subject to achievement of pre-determined performance goals.   Under this grant, Mr. Boutsikaris’ target and maximum incentive stock compensation is 100% of base salary for the three-year period ending September 30, 2013.  We therefore awarded 12,607 shares to Mr. Boutsikaris, which amount was equal to 100% of Mr. Boutsikaris’ base salary based on the grant date fair value of $17.94 per share on February 11, 2011.  If a certain pre-determined threshold cumulative net operating income is met, Mr. Boutsikaris can earn from 50% up to 100% percent of awarded shares in a linear relationship to net operating income.  The restrictions on the restricted shares will lapse on December 16, 2013 subject to Mr. Boutsikaris’ continued employment and the Company achieving the pre-determined cumulative net operating income for the three fiscal years ending September 30, 2013.  Mr. Boutsikaris’ employment with the Company terminated on October 28, 2011; therefore these shares were forfeited and cancelled.

  James R. Brausen. Mr. Brausen serves as the Company’s Corporate Controller and Principal Accounting Officer and does not participate in the same compensation plans as the other named executive officers.   Mr.

Brausen’s compensation is determined by the Chief Executive Officer and is comprised of a base salary, participation in the Company’s management incentive program and the Company’s equity incentive plan.  For fiscal 2011, Mr. Brausen’s annual cash compensation was continued at $165,000.

Under the management incentive program, Mr. Brausen’s incentive compensation goals relied entirely on the Company reaching a certain level of net operating income.  Mr. Brausen’s target incentive compensation was 40% of base salary, or $66,000, if targeted net operating income was achieved.  If the net operating income threshold was met, Mr. Brausen would earn from 10% to 40% of base salary.  For fiscal 2011, the Company did not meet the net operating income threshold objective; therefore Mr. Brausen earned no management incentive cash compensation.

On February 11, 2011, Mr. Brausen was awarded 1,500 shares of service-based restricted stock with a grant date fair value of $17.94 per share.  The restricted shares will vest on December 16, 2013 subject to continued employment with the Company.

Michael L. Nichols.  In determining the compensation for Mr. Nichols, Senior Director of Research and Development, for fiscal 2011, the Compensation Committee considered the factors described above under “Annual Base Salary Compensation” and continued Mr. Nichols’s annual base salary at $180,000.

Under the annual performance-based incentive compensation program, Mr. Nichols’ incentive compensation goals relied entirely on the Company reaching a certain level of net operating income.  Mr. Nichols’ target incentive compensation was 60% of base salary, or $108,000, if targeted net operating income was achieved.  If the net operating income threshold was met, Mr. Nichols would earn from 15% of base salary up to 60% of base salary in a linear relationship to net operating income.  Of such compensation, Mr. Nichols chose to receive 100% of any payout in cash.  For fiscal 2011, the Company did not meet the net operating income threshold objective; therefore Mr. Nichols earned no annual performance-based cash compensation.

In fiscal 2011, the Company awarded grants of long-term performance-based restricted stock subject to achievement of pre-determined performance goals.   Under this grant, Mr. Nichols’ target and maximum incentive stock compensation is 60% of base salary for the three year period ending September 30, 2013.  We therefore awarded 6,020 shares to Mr. Nichols, which amount was equal to 60% of Mr. Nichols’ base salary based on the grant date fair value of $17.94 per share on February 11, 2011.  If a certain pre-determined threshold cumulative net operating income is met, Mr. Nichols can earn from 50% up to 100% percent of awarded shares in a linear relationship to net operating income.  The restrictions on the restricted shares will lapse on December 16, 2013 subject to Mr. Nichols’ continued employment and the Company achieving the pre-determined cumulative net operating income for the three fiscal years ending September 30, 2013.

Other Compensation Matters

Change in Control and Severance Arrangements

Pursuant to commitments made at the time of hire, if Mr. Camp’s employment with the Company is terminated at or within 12 months of a change in control event, or by the Board without cause in a non-change of control environment, Mr. Camp will receive severance benefits equal to one year’s then-applicable base salary.  In the event that a transaction occurs in which substantially all of the Company’s assets or 50% or more of its stock is acquired in one or more related transactions, the restrictions on all shares of restricted stock previously awarded to Mr. Camp will immediately lapse and the estimated value of the lapse of such restrictions on September 30, 2011 would have been $942,567 based upon the closing price per share on such date of $11.30.  The Compensation Committee believed accelerated vesting without further condition upon a change of control was appropriate with respect to Mr. Camp’s shares of restricted stock because this provision, entered into at the time Mr. Camp was hired, was considered necessary to attract Mr. Camp to the Company.  Other benefits, such as medical benefits, may be extended for Mr. Camp in the discretion of the Compensation Committee.  The purpose of the change in control and severance arrangement is to facilitate Mr. Camp’s continued service with the Company.

The Company has no employment agreements with its other named executive officers and has no policy with respect to change in control and severance arrangements for such officers; provided, however, the restricted stock agreements with the other named executive officers provide that some or all of the restrictions on such shares may be terminated in the discretion of the Compensation Committee in the event of a change of control.  In the event of such terminations, the estimated value of the lapse of such restrictions on September 30, 2011 with respect to the restricted shares held by the other named executive officers would be as follows:  Mr. Ehren, $0 - $541,507; Mr. Boutsikaris, $0 - $524,264; Mr. Brausen, $0 - $44,093; and Mr. Nichols, $0 - $207,660.  Other benefits, such as medical benefits, may be extended to the named executive officers in the discretion of the Compensation Committee.

Risks Arising from the Company’s Compensation Policies and Practices

The Compensation Committee oversees risks related to the Company’s compensation programs and policies and reviews management’s periodic reports on such risks.  In 2010, the Compensation Committee developed a framework to assess the specific risks associated with the Company’s compensation programs.  The framework was designed to evaluate the key elements of the Company’s compensation programs to determine whether such programs could reasonably be expected to have or create a material adverse effect on the Company.  As part of this framework, the Company’s pay philosophy, incentive plan designs, performance metrics and pay plan governance process are evaluated on an annual basis.  Based on the results of the assessment with respect to fiscal 2011, management and the Compensation Committee, with the assistance of the Company’s legal advisors, and in collaboration with the Audit Committee, concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that a publicly-held company may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1,000,000 per officer in any year.  However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation.”  The Company’s 2003 Restated Employees’ Stock Incentive Plan and the 2010 Equity Incentive Plan, both of which were approved by the Company’s shareholders, allows performance-based awards of restricted stock to be granted with certain performance criteria.  The approval by the shareholders meets one of the criteria the IRS requires for the Company to be able to exempt compensation attributed to performance-based awards of restricted stock from the limitations of Section 162(m) on tax deductible compensation expense.  The Company did not pay any compensation during fiscal 2011 that would be subject to the limitations set forth in Section 162(m) and, therefore, all compensation paid to executives was deductible for tax purposes.

Stock Ownership Guidelines

As noted above, part of the Compensation Committee’s compensation philosophy is to align the interests of its named executive officers with those of the Company’s shareholders.  The Board of Directors has set stock ownership guidelines that will result in an increasingly higher level of stock ownership by executives as their length of service, and expected value to the Company, increases over time.  The stock ownership guidelines call for total shares held by the executive to be not less than 33% of the total vested shares issued to the executive under equity-based compensation programs during the period of employment with the Company.  In addition, beginning October 2009, 50% of all restricted shares awarded and earned as compensation must be held by the executive for a minimum of three years after the restrictions on the shares lapse before they may be transferred.  In the event of any termination of employment, all vested shares then held by the executive that are subject to the three-year holding requirement will be released from that restriction on transfer six months following the date of termination of employment or sooner upon approval of the Board of Directors.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

 No member of the Compensation Committee has been an officer or employee of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions since the beginning of fiscal 2011.  None of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, the executive officers of which served as director or member of the Compensation Committee of the Company during the fiscal year ended September 30, 2011.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The information contained in this report shall not be deemed to be soliciting material, or to be filed with, or incorporated by reference into future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement.  Based on that review and discussion, the Compensation and Management Development Committee has recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement for the 2012 Annual Meeting and its incorporation by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

Submitted on November 18, 2011 by the Compensation and Management Development Committee of the Board.

Respectfully submitted,

Michael L. Shannon, Chairman
Richard Lawrence
Donald A. Washburn

EXECUTIVE COMPENSATION

Cash and Non-Cash Compensation Paid to Certain Executive Officers

The following table sets forth the compensation earned by our chief executive officer, chief financial officer and our three other most highly compensated officers, constituting our named executive officers, during the last fiscal year for services rendered in all capacities to the Company and, for Messrs. Camp, Ehren and Boutsikaris, for the three fiscal years ended September 30, 2011.

SUMMARY COMPENSATION TABLE – FISCAL 2011

Name and Principal Position	Fiscal Year	Salary (1) ($)	Bonus ($)	Stock Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
David M. Camp President and Chief Executive Officer	2011 2010 2009	274,997 268,267 262,312	− − −	0 550,002 −	− 66,000 −	14,107 7,336 11,049	289,104 891,605 273,361
John J. Ehren Senior Vice President and Chief Financial Officer	2011 2010 2009	230,006 224,378 219,389	− 37,500(2) −	0 497,501 −	− 138,000 −	10,834 4,654 13,132	240,840 902,032 232,521
John C. Boutsikaris(6) Senior Vice President of Global Sales and Aftermarket	2011 2010 2009	218,608 213,261 208,523	− − −	0 437,224 −	− 65,583 −	2,384 4,333 12,750	220,992 720,401 221,273
James R. Brausen Corporate Controller, Principal Accounting Officer	2011	165,006	137	26,910	−	9,295	201,348
Michael L. Nichols Senior Director of Research and Development	2011	180,003	−	0	−	10,385	190,388

_________________
(1)	Includes amounts deferred by the executive officers under the Company's Profit Sharing and 401(k) Plan.
(2)
The amount for fiscal 2010 reflects a cash award to Mr. Ehren in recognition of substantial additional duties assumed during fiscal 2010 after the departure of the former Senior Vice President of Global Operations.

(3)
The amounts reported represent the full grant date fair values for service-based awards granted to the named executive officers in the applicable fiscal year.  These amounts were computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, and do not correspond to the actual value that may be realized by the named executive officers.   All performance-based awards granted in the fiscal years reported above are reported at a $0 value as at the time of grant it was estimated that it was less than probable the related performance goals would be achieved.  The maximum possible outcome for Mr. Camp related to performance-based awards was $330,011and $604,999 in fiscal 2011 and 2010, respectively.  The maximum possible outcome for Mr. Ehren related to performance-based awards was $230,009 and $57,502 in fiscal 2011 and 2010, respectively.  The maximum possible outcome for Mr. Boutsikaris related to performance-based awards was $269,899 and $136,633 in fiscal 2011 and 2010, respectively.   The maximum possible outcome for Mr. Nichols related to performance-based awards was $107,999 in fiscal 2011.

(4)
The amounts for fiscal 2010 reflect the cash portion of the awards earned by the named executive officers under individual bonus incentive plans.  Mr. Camp and Mr. Boutsikaris choose to receive 60% or 9,210 shares and 50% or 6,101 shares, respectively, of their payout in restricted stock, the restrictions on which lapsed on December 15, 2010.

(5)	The table below discloses the components of the amounts included for each named executive officer under the "All Other Compensation" column in the Summary Compensation Table for fiscal 2011.

Name	Fiscal Year	Personal and Family Travel ($)	Term Life Insurance Premium ($)	Profit Sharing & 401(k) Plan Contributions ($)	Relocation/ Moving Expense ($)
David M. Camp	2011	−	3,110	10,997	−
John J. Ehren	2011	−	882	9,952	−
John C. Boutsikaris	2011	−	2,384	−	−
James R. Brausen	2011	−	1,104	8,191	−
Michael L. Nichols	2011	−	1,888	8,498	−

(6)	Mr. Boutsikaris’ employment terminated on October 28, 2011, subsequent to the end of fiscal 2011.

GRANTS OF PLAN-BASED AWARDS – FISCAL 2011

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
		Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#)	Target (#)	Maximum (#)
David M. Camp	02/11/2011 10/01/2010	− 55,000	− 220,000	− 220,000	7,664 (2) 1,032 (3)	15,329 (2) 4,131 (3)	15,329 (2) 4,131 (3)	− −	0 0
John J. Ehren	02/11/2011 10/01/2010	− 57,500	− 230,000	− 230,000	6,410 (2) −	12,821 (2) −	12,821 (2) −	− −	0 −
John C. Boutsikaris	02/11/2011 10/01/2010	− 43,722	− 174,888	− 174,888	6,303 (2) 821 (3)	12,607 (2) 3,284 (3)	12,607 (2) 3,284 (3)	− −	0 0
James R. Brausen	02/11/2011 10/01/2011	− 16,500	− 66,000	− 66,000	− −	− −	− −	1,500(4) −	26,910 −
Michael L. Nichols	02/11/2011 10/01/2010	− 27,000	− 108,000	− 108,000	3,010 (2) −	6,020 (2) −	6,020 (2) −	−	0 −

(1)
The dollar amounts reported in the table are the threshold, target and maximum amounts that could have been awarded to the executive officer in cash based upon the officer's individual election.   See “Compensation Discussion and Analysis – Analysis of Specific Compensation Determinations” for explanation of the calculations.

(2)
The restrictions on this performance-based restricted stock award lapse on December 16, 2013 based on the achievement of certain cumulative net operating income goals for fiscal years 2011, 2012 and 2013.  See “Compensation Discussion and Analysis – Analysis of Specific Compensation Determinations” for explanation of the calculations.

(3)
The shares reported in the table are the shares of performance-based restricted stock the restrictions on which could have lapsed upon achievement of the threshold, target and maximum performance objectives based upon the officer's individual election.  See “Compensation Discussion and Analysis – Analysis of Specific Compensation Determinations” for explanation of the calculations.

(4)
This service-based restricted stock award was granted to Mr. Brausen under the Company’s 2003 Restated Employee’s Stock Incentive Plan and will vest on December 16, 2013 subject to continued employment.

Non-Equity Incentive Plan Award Payouts

The Compensation Committee sets a target level for all named executive officers which is a percentage of base salary that can be earned based on achievement of certain performance elements and may be comprised of one or more elements.  For fiscal 2011, the financial performance goal was net operating income and for attainment of this element of compensation a minimum threshold net operating income was required to be achieved by the Company.  In the table above, the amount shown in the “Threshold” column is the minimum amount the executive could have earned upon achievement of the minimum net operating income threshold.  The amount shown in the “Target” column above is the amount the executive could have earned upon the achievement of the respective performance goal.  The amount shown in the “Maximum” column above is the maximum amount each executive could have earned if performance had exceeded the target level.  For fiscal 2011, each executive was permitted to choose some percentage of the payout in shares of the Company’s common stock.  The maximum number of shares that could be received by each executive as a result of the application of this percentage is shown in the table above under the equity incentive plan awards and referenced by footnote 3.  See the “Compensation Discussion and Analysis–Elements of Compensation and –Analysis of Specific Compensation Determinations” for further discussion regarding annual performance-based incentive compensation.

None of the named executive officers earned a payout under the fiscal 2011 non-equity incentive plans as discussed above in “Compensation Discussion and Analysis – Analysis of Specific Compensation Determinations.”

Stock Incentive Compensation for the Chief Executive Officer

Pursuant to commitments made at the time of hire, the Chief Executive Officer was entitled to receive an annual award of 21,602 shares of restricted stock during each of the first three years of his employment.  The commitment to the annual grant amount was equal in value to 100% of Mr. Camp's annual base salary of $275,000 based on the fair market value of the Company's Common Stock on the date of the commencement of employment.  Fifty percent of each annual restricted share grant was to vest based on continued employment, in three equal annual installments, and 50% of each annual restricted share grant was to vest based on financial performance criteria determined by the Compensation Committee and measured over the three-year period applicable to each annual grant.

Mr. Camp received payouts from only the service-based portion of the first and second annual awards.  The first and second performance-based annual awards were forfeited during fiscal 2009 and 2010, respectively, because the performance measures were not met.  In addition, both the third annual service-based and performance-based awards that were granted in the first quarter of fiscal 2009 were later voluntarily cancelled and surrendered to the Company by Mr. Camp during the second quarter of fiscal 2009.

Outstanding Equity Awards

None of the named executive officers has ever been granted stock options.  The following table reflects previously granted and outstanding restricted stock awards.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

Name	Grant date	Stock Awards
		Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) *	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: payout value of unearned shares, units, or other rights that have not vested ($) *
David M. Camp	10/2/2009	38,372 (1)	$433,604	−	−
	10/2/2009	−	−	25,581 (2)	289,065
	10/1/2010	−	−	4,131 (3)	46,680
	2/11/2011	−	−	15,329 (4)	173,218
John J. Ehren	10/2/2009	32,093 (5)	362,651	−	−
	9/16/2010	3,007 (6)	33,979	−	−
	2/11/2011	−	−	12,821 (4)	144,877
John C. Boutsikaris	10/2/2009	30,504 (7)	344,695	−	−
	10/1/2010	−	−	3,284 (8)	37,109
	2/11/2011	−	−	12,607 (8)	142,459
James R. Brausen	1/25/2010	1,600 (9)	18,080	−	−
	9/16/2010	802 (6)	9,063	−	−
	2/11/2011	1,500 (10)	16,950	−	−
Michael L. Nichols	3/16/2010	12,357 (11)	139,634	−	−
	2/11/2011	−	−	6,020 (4)	68,026

*
The market value of the restricted stock awards as to which restrictions have not lapsed is calculated by multiplying the number of shares by the closing price per share of the Company’s common stock on September 30, 2011, which was $11.30.

Vesting Schedule for Outstanding Unvested Stock Awards in accordance with the terms of the award agreements

(1)	Restrictions lapsed on 12,791 shares on October 3, 2011 and lapse on 25,581 shares on October 1, 2012 based on continued employment.
(2)	Restrictions lapse on December 15, 2012 based on continued employment and the achievement of certain performance criteria.
(3)	Restrictions lapse on December 15, 2011 based on continued employment and the achievement of certain performance criteria.
(4)	Restrictions lapse on December 16, 2013 based on continued employment and the achievement of certain performance criteria.
(5)	Restrictions lapsed on 10,698 shares on October 3, 2011 and lapse on 21,395 shares on October 1, 2012 based on continued employment.
(6)	Restrictions lapse on September 23, 2013 based on continued employment.
(7)	Restriction lapsed on 10,168 shares on October 3, 2011. Subsequent to the end of fiscal 2011, on October 28, 2011, the remaining 20,336 shares were cancelled.
(8)	Subsequent to the end of fiscal 2011, all such shares were cancelled on October 28, 2011.
(9)	Restrictions lapse on December 17, 2012 based on continued employment.
(10)	Restrictions lapse on December 16, 2013 based on continued employment.
(11)	Restrictions lapse on 4,119 shares on March 16, 2012 and 8,238 shares on March 16, 2013 based on continued employment.

Stock Options Granted to Certain Executive Officers during Fiscal 2011

During fiscal 2011, no options for the purchase of the Company's Common Stock were awarded to the Company's named executive officers.

Vested Stock Awards during Fiscal 2011

The following table shows the lapse of restrictions on shares of restricted stock held by each of the named executive officers during fiscal 2011 along with the aggregate dollar value realized on such lapse based on the market price of the Company’s Common Stock on the date of the lapse of restrictions.

OPTION EXERCISES AND STOCK VESTED – FISCAL 2011

Name	Stock Awards
	Number of shares acquired on vesting (#)	Value realized on vesting ($)
David M. Camp	22,001	317,685
John J. Ehren	11,500	158,527
John C. Boutsikaris	16,952	242,108
James R. Brausen	2,750	44,910
Michael L. Nichols	4,119	87,158

Offer Letter

David M. Camp

On September 25, 2006, the Company entered into a letter agreement with David M. Camp related to Mr. Camp's appointment as President and Chief Executive Officer of the Company.  Under the terms of the offer letter, Mr. Camp is employed with no specified term at a base salary of $275,000 per year.  Mr. Camp is eligible for cash bonuses of up to 100% of his base salary if the Company meets its annual target performance goals and up to 200% of his base salary if the Company exceeds its annual target performance goals.

Under the terms of the offer letter, Mr. Camp participates in the same health, dental, life and disability insurance plans as other employees, and he is eligible to participate in the Company's 401(k) Plan, Profit Sharing Plan and Employee Stock Purchase Plan.

In the event of a change in control of the Company, all previously issued restricted stock shares then held by Mr. Camp will immediately vest.  In the event that Mr. Camp's employment is actually or constructively terminated by the Company or its successor within 12 months following any change of control event, Mr. Camp will receive a severance payment equal to one year's base salary.  If Mr. Camp's employment is terminated by the Board of Directors without cause in a non-change of control environment, Mr. Camp will receive a severance payment equal to one year's base salary, subject to customary general release documentation.

AUDIT COMMITTEE REPORT AND OTHER RELATED MATTERS

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be soliciting material, or to be filed with, the Securities and Exchange Commission or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into future filings with the Securities and Exchange Commission except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee of the Board of Directors comprises four non-employee directors who meet the independence standards of the NASDAQ Global Market.  The members of the Audit Committee are John E. Pelo, Chairman, Richard Lawrence, Charles H. Stonecipher and Donald A. Washburn.  The Board has determined that Mr. Pelo qualifies as an "audit committee financial expert" under federal securities laws. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at www.key.net.  Among other things, the Audit Committee recommends to the Board of Directors the selection of the Company's independent registered public accountants.  The Audit Committee has adopted a policy for the pre-approval of services provided by the public accountants.

Management is responsible for the Company's internal controls and the financial reporting process.  The Company's public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.  The Audit Committee's responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the public accountants of the Company.  Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated audited financial statements separately with management and the Company's public accountants.  The Audit Committee discussed with the public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

The Company's public accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  The Audit Committee discussed with the Company's public accountants that firm's independence and considered whether the non-audit services provided by the Company's public accountants were compatible with maintaining the independence of such public accountants.

Based upon the Audit Committee's discussion with management and the public accountants and the Audit Committee's review of the representations of management and the report of the public accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2011 filed with the Securities and Exchange Commission.  The Audit Committee also recommended the reappointment for fiscal 2012, subject to shareholder approval, of the Company's independent registered public accounting firm, and the Board of Directors concurred in such recommendation.

For fiscal  2011, management completed the documentation, testing, and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, and related regulations. The Audit Committee monitored the progress of the evaluation and provided oversight and guidance to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the Company's public accountants. At the conclusion of the process, management provided the Audit Committee with a report on management's assessment of the effectiveness of internal control over financial reporting, and the Company’s public accountants provided the Audit Committee with their related report.

In compliance with the Sarbanes-Oxley Act, the Audit Committee has established procedures for receipt, retention, and treatment of complaints for confidential, anonymous reporting of employee concerns with regard to accounting controls or auditing matters.

Submitted on December 9, 2011 by the Audit Committee of the Board of Directors.

Respectfully submitted,

John E. Pelo, Chairman
Richard Lawrence
Charles H. Stonecipher
Donald A. Washburn

FEES PAID TO GRANT THORNTON LLP

The following table shows the fees paid by the Company for the audit and other services provided by Grant Thornton LLP for fiscal years 2011 and 2010, respectively.

	FY 2011	FY 2010
Audit Fees	$472,000	$325,000
Audit-related Fees	0	0
Tax Fees	18,692	18,000
All Other Fees	0	0
Totals	$490,692	$343,000

“Audit Fees” includes aggregate fees billed for professional services provided in conjunction with the audit of the Company’s financial statements for each of the years ending September 30, 2011 and 2010, review of the Company’s quarterly financial statements, assistance and review of documents filed with the SEC, consents, and services provided in connection with statutory and other regulatory filings.  Audit fees for the year ended September 30, 2011 also included fees associated with the audit of the Company’s internal control over financial reporting.

“Audit-related Fees” consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.”  This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments, and consultations concerning financial accounting and reporting standards.

“Tax Fees” include fees primarily related to compliance services for international corporate income tax returns and for company employees living abroad.

All of the services described above were approved by the Audit Committee.

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm.  The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.  The policy provides for specific types of permitted services.  The policy requires specific pre-approval of all permitted services.  The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence.  The policy delegates to a designated member the authority to address any requests for pre-approval of services between Audit Committee meetings, and the designated member must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.  The policy prohibits the Audit Committee from delegating to management the Audit Committee's responsibility to pre-approve permitted services of the independent registered public accounting firm.

OTHER BUSINESS

Management knows of no other matters that will be presented for action at the 2012 Annual Meeting of Shareholders.  However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented at the Annual Meeting.

Shareholders may only bring business before an Annual Meeting if the shareholder proceeds in compliance with the Company's Amended and Restated Bylaws, effective May 13, 2009.  For business to be properly brought before the 2012 Annual Meeting by a shareholder, notice of the proposed business must have been received by the Secretary of the Company at the Company’s principal executive office in writing on or before the close of business on September 6, 2011.  The presiding officer at any Annual Meeting will determine whether any matter was properly brought before the meeting in accordance with the above provisions.  If he should determine that any matter has not been properly brought before the meeting, he will so declare at the meeting and the matter will not be considered or acted upon.

It is important that your shares be represented at the meeting.  Therefore, whether or not you expect to be present in person, you are respectfully requested to mark, sign and date the enclosed proxy and promptly return it in the enclosed envelope.

A copy of the Company's 2011 Annual Report on Form 10-K is available on the Company’s website at www.key.net and to shareholders without charge upon request to: Investor Relations, Key Technology, Inc., 150 Avery Street, Walla Walla, Washington  99362.

By order of the Board of Directors,

Ronald L. Greenman
Secretary

Dated:  January 3, 2012

ANNUAL MEETING OF SHAREHOLDERS OF

KEY TECHNOLOGY, INC.

February 8, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card
are available at http://www.proxydocs.com/ktec

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230300000000000000 4 020812

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. PROPOSAL TO ELECT MICHAEL L. SHANNON AND DONALD A. WASHBURN AS DIRECTORS.

NOMINEES:

☐ FOR ALL NOMINEES
○ MICHAEL L. SHANNON
○ DONALD A. WASHBURN

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. PROPOSAL TO CONSIDER ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.	☐	☐	☐
3. PROPOSAL TO RATIFY SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE 2012 FISCAL YEAR.	☐	☐	☐

The shares represented by this proxy will be voted as specified on the above matters, but if no specification is made this proxy will be voted for the election of the nominees for director, for advisory approval of the compensation of the named executive officers and for approval of the selection of independent registered public accountants. In addition, the proxies may vote in their discretion as to other matters as may properly come before the annual meeting, or any adjournments or postponements thereof.

Please mark, date, sign and return this proxy in the enclosed envelope.

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PROXY

KEY TECHNOLOGY, INC.

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting of Shareholders, February 8, 2012

The undersigned hereby appoints David M. Camp and John J. Ehren, and each of them, proxies with full power of substitution, to represent and vote, as designated below, on behalf of the undersigned, all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of KEY TECHNOLOGY, INC. on February 8, 2012, and any adjournment or postponement thereof. Either of the designated proxies, or any duly appointed substitute present at the meeting, may exercise all powers granted hereby.

(Continued and to be signed on the reverse side)

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